As filed with the Securities and Exchange Commission on February 15, 2024

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ProPetro Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	26-3685382
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

303 W. Wall Street, Suite 102 Midland, Texas	79701
(Address of Principal Executive Offices)	(Zip Code)

AMENDED AND RESTATED PROPETRO HOLDING CORP.

2020 LONG TERM INCENTIVE PLAN

(Full title of the plan)

John J. Mitchell

General Counsel and Corporate Secretary

303 W. Wall Street, Suite 102

Midland, Texas 79701

(Name and address of agent for service)

(512) 220-1200

(Telephone number, including area code, of agent for service)

Copies to:

Michael Telle

Raleigh J. Wolfe

Vinson & Elkins L.L.P.

845 Texas Avenue, Suite 4700

Houston, Texas 77002

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).    ☐

EXPLANATORY NOTE

The ProPetro Holding Corp. 2020 Long Term Incentive Plan was adopted in 2020 (the “2020 LTIP”). At the Annual Meeting of Shareholders (the “2023 Annual Meeting”) of ProPetro Holding Corp., a Delaware corporation (the “Registrant”), held on May 11, 2023, the Registrant’s shareholders approved an amendment and restatement of the 2020 LTIP (the “2023 Amendment”) in order to increase the number of shares of common stock, $0.001 par value per share (the “Common Stock”), available for future grants to 8,050,000, and to extend the term of the plan to the tenth anniversary of the 2023 Annual Meeting (as amended and restated, the “Plan”).

The Registrant is filing this Registration Statement on Form S-8 (this “Registration Statement”) pursuant to General Instruction E of Form S-8 to register the offer and sale of an additional 3,910,000 shares of Common Stock that may be issued pursuant to the Plan, which are available as a result of the 2023 Amendment to the Plan.

Except as otherwise set forth below, the contents of the registration statement on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) on November 5, 2020 (File No. 333-249864), is incorporated herein by reference and made a part of this Registration Statement as permitted by General Instruction E to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.          Exhibits.

Exhibit Number	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation of ProPetro Holding Corp., dated as of June 19, 2019 (incorporated by reference herein to Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated June 19, 2019).

4.2	Certificate of Designations of Series B Junior Participating Preferred Stock of the Registrant dated April 14, 2020 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 14, 2020).

4.3	Amended and Restated Bylaws of ProPetro Holding Corp. (incorporated by reference herein to Exhibit 3.2 to Registrant’s Current Report on Form 8-K dated June 19, 2019).

4.4	Amended and Restated ProPetro Holding Corp. 2020 Long Term Incentive Plan (incorporated by reference herein to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated May 17, 2023).

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.

23.2*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included in the signature page of this Registration Statement).

107.1*	Calculation of Filing Fee Table.

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, Texas on February 15, 2024.

PROPETRO HOLDING CORP.

By:	/s/ John J. Mitchell
Name:	John J. Mitchell
Title:	General Counsel and Corporate Secretary

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below appoints John J. Mitchell as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement and any registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on February 15, 2024.

Signatures	Title

/s/ Samuel D. Sledge	Chief Executive Officer and Director
Samuel D. Sledge	(Principal Executive Officer)

/s/ David S. Schorlemer	Chief Financial Officer
David S. Schorlemer	(Principal Financial Officer)

/s/ Celina A. Davila	Chief Accounting Officer
Celina A. Davila	(Principal Accounting Officer)

/s/ Phillip A. Gobe	Chairman of the Board
Phillip A. Gobe

/s/ Spencer D. Armour III	Director
Spencer D. Armour III

/s/ Mark S. Berg	Director
Mark S. Berg

/s/ Anthony J. Best	Director
Anthony J. Best

/s/ G. Larry Lawrence	Director
G. Larry Lawrence

/s/ Jack B. Moore	Director
Jack B. Moore

/s/ Mary P. Ricciardello	Director
Mary P. Ricciardello

/s/ Michele Vion	Director
Michele Vion